Exhibit 99

FOR IMMEDIATE RELEASE

3M Updates Full-Year 2015 Guidance; Company Projects 7 to 12 Percent Earnings Growth in 2016

St. Paul, Minn. — Dec. 15, 2015 - 3M will announce today that it is poised for a successful 2016, forecasting strong earnings growth in the face of a challenging global economy.

Inge G. Thulin, 3M Chairman, President and CEO, will tell analysts and investors on 3M’s 2016 outlook conference call that the company continues to make investments to build strength-on-strength and position itself for long-term success.

These actions include strengthening and focusing its portfolio of businesses, investing in research and development, and moving to a more efficient business model through a global ERP system.

Senior Vice President and Chief Financial Officer Nicholas C. Gangestad will provide an update on 3M’s current year and 2016 earnings outlook, along with its actions to deploy capital and enhance capital structure.

Reflecting the realities of a continued slow-growth global economy, 3M expects 2015 full-year organic growth of approximately 1 percent, versus prior guidance of 1.5 to 2 percent. Earnings per share is anticipated to be approximately $7.55, against a prior range of $7.60 to $7.65.

For 2016, the company anticipates:

•                  Earnings per share of $8.10 to $8.45, an increase of 7 to 12 percent

•                  Organic local-currency sales growth of 1 to 3 percent

•                  Free cash flow conversion rate of 95 to 105 percent

“We remain committed to executing our playbook, controlling the controllable, and making investments for long-term success,” said Thulin. “We are building our company for efficient growth in 2016 and beyond.”

Strengthening and focusing its portfolio of businesses is a key initiative for 3M. Since 2012, 3M has realigned from six sectors to five business groups, and from 40 businesses to 26. These actions are improving customer relevance, scale, productivity and speed, while making the company leaner and better positioned to allocate resources to its most promising opportunities.

Research and development is the heartbeat of 3M; it drives organic growth, and supports the company’s premium margins and return on invested capital. In 2016, 3M plans to invest approximately $1.8 billion in R&D, or about 5.8 percent of total sales. Strategic acquisitions will continue to complement organic growth and create greater value.

The company is also progressing toward a more efficient business model, which includes standardizing business processes through a new, global ERP system. By 2020, 3M expects these efforts to result in $500 to $700 million in annual operational savings, and an additional $500 million reduction in working capital.

Today’s meeting will be webcast live beginning at 9:00 a.m. EST (8:00 a.m. CST) and is scheduled for approximately 90 minutes. Investors can access this meeting via the following:

•                  Live webcast at http://investors.3M.com

•                  Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “3M 2016 Outlook Meeting.”

•                  Telephone replay:

Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21760298). The telephone replay will be available until 10:30 a.m. CST on December 18, 2015.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world.

Investor Contacts:	Bruce Jermeland	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-1807		(651) 733-0831

Mike Kronebusch
3M
(651) 733-1141